ASTA FUNDING, INC.                                                                          Exhibit 99.1

Moderator: Gary Stern
May 11, 2009
12:00 pm CT

Operator:	Good afternoon. My name is (Bobbie Jo) and I will be your conference operator today. At this time I would like to welcome everyone to the Asta Funding Second Quarter Financial Results.

All lines have been placed on mute to prevent any background noise. After the speakers’ remarks there will be a question and answer session. If you would like to ask a question during this time simply press star then the number 1 on your telephone keypad. If you would like to withdrawal your question press the pound key.
Thank you. Mr. Axelrod you may begin your conference.
Steve Axelrod:	Thank you (Bobbie) and thank you all for joining us for Asta Funding Funding’s quarterly conference call to discuss the results for the second quarter and did months results ended March 31, 2009.

By now all of you should have had the opportunity to review the press release discussing the financial results but if you have not, please call Wolfe Axelrod Weinberger Associates at 212-370-4500 and we will immediately send it to you either by (unintelligible) or email.

On the call today are Mr. Gary Stern, Chairman and Chief Executive Officer, Mr. Bill Williams, Chief Operating Officer, and Mr. Bob Michel, Chief Financial Officer. Before I ask our host Gary Stern to discuss the current results let me take a few minutes to read the forward looking statements.
Except for historical information containing herein the manner set forth in this conference call are forward looking statements as defined in the Private Securities Litigation Reform Act of 1995.
Although Asta Funding believes the expectations reflected in such forward looking statements are based upon reasonable assumptions there can be no assurance that its excitations will be realized.
Forward looking statements involve certain risks and uncertainties that could cause actual results to differ materially from Asta Funding, Incorporated’s expectations.

Factors that could contribute to such differences include those identified in Asta Funding’s Form 10K and 10K-A for the fiscal year ended September 30, 2008, and those described from time to time in Asta Funding’s other filings with the Securities and Exchange Commission, news releases, and other communications including that Asta may not be able to purchase consumer receivable portfolios at favorable prices or on sufficiently favorable terms or at all, and may not be able to continue its quarterly dividend program.
Asta Funding’s reports are filed with the SEC Securities and Exchange Commission and are available free of charge through its website www.astafunding.com.

With that now out of the ways please let me turn the discussion over to Gary Stern, Chairman and Chief Executive Officer of Asta Funding.
Gary please proceed.
Gary Stern:	Thank you Steve. Good afternoon everyone and thank you for joining today’s conference call to discuss Asta’s second quarter and six months financial results.
Second quarter results were challenging as the recession has created a difficult collection environment. However we have continued to aggressively pay down our debt.

In the near term our focus will remain to continue to lower debt levels while being highly selective as to making purchases in this environment. While purchases were low during the quarter we are now seeing some attractive opportunities and have begun the third fiscal quarter with acquiring portfolios with a face value of approximately $64.2 million at a cost of $3.7 million in the month of April.
These purchases exceeded all the purchases made in the six month period ended March 31, 2009 which amounted to $2.7 million at a face value of $91.5 million.

Why portfolio pricing has become more favorable we remain cautiously optimistic with regards to new portfolio purchases and believe there will be additional opportunities in the near future. We’re working diligently with our consortium of lenders to negotiate a new credit facility and believe we will be able to secure new facility ahead of the current maturity date of July 11, 2009.

While we have aggressively lowered our debt levels we have also taken steps to create cost savings including the closure of our Pennsylvania call center. While the results of this closing are not evident in this quarter’s results we expect to continue to see more noticeable effects in the quarters to come.
Specifically the closing of this facility which took place in the second quarter at a cost of $250,000 is anticipated to create annual savings of approximately $1.5 million.
Now I’d like to turn over the call to Bob to review the financial results.
Bob.
Bob Michel:
Thank you Gary. For the three months ended March 31, 2009 Asta reported a net loss of $5.2 million or 36 cents per share as compared to a net loss of $7.7 million or 54 cents per share in last year’s second quarter.

Finance income decreased $15.8 million or 46.6% to $18.1 million from $33.9 million for the three months ended March 31, 2008. A significant part of the decline in finance income is due to the transfer to the large portfolio purchases from the interest method to the cost recovery method. Transfer was effective at the beginning of the third quarter of fiscal 2008.

Eight point eight million in finance income was recognized on a large portfolio purchase in the second quarter of fiscal 2008 as compared to zero in fiscal 2009. The remaining decrease can be attributable mostly to lower levels of purchases with older portfolios aging out.

During the second quarter of fiscal 2009 debt collections decreased 25.8% to $36.9 million from $49.7 million for the three months ended March 31, 2008.

Collections are down due to the economic climate we are in, our reduced portfolio purchased over the last year, and our vintage portfolios aging out as we are in the later stages of collection curves of these older portfolios.

As Gary mentioned in his introduction we have taken steps to replenish our portfolio base with approximately $3.7 million in purchases in April 2009 alone as compared with $2.6 million in purchases in the first six months of fiscal 2009.
During the three month period ended March 31, 2009 general administrative expenses decreased $800,000 or 10.9% to $6.3 million from $7.1 million for the three month period ended March 31, 2008.
The decrease in general administrative expenses is a result of lower salary related expenses as our staffing is lower by approximately 60 people including the closing of our Pennsylvania call center

As the closing was finalized in February of 2009 we did not get any benefit of the closure for the three months ended March 31, 2009. We anticipate however a savings of approximately $1.5 million annually by this action. The closing of the facility cost approximately $250,000 and such cost was included in G&A in the second quarter of 2009.
In addition with the lower level of portfolio purchases we did see lower costs associated with the overall administration of our portfolio.
As we have been paying down our debt interested expense has decreased $2.8 million or 58.5% during the three month period ended March 31, 2009 as compared to last year.
Impairments of $18.4 million were recorded by the company during the three month period ended March 31, 2009 as compared to $35 million for the three months ended March 31, 2008.

The non-cash impairments were recorded based upon the review of the current collection projection as compared to the projections established in the last 18 months to two years at the time of the original purchase of these portfolios.

At that time based upon the growth in the economy, the collection curves were established based upon our experience with collections, historical trends, and the economic outlook prior to this recent credit market failure.

The impairments were recorded to bring our projections more in line with the economic realities of today. Effected impairments are non-cash items we generated approximately $53 million in free cash flow during the six months ended March 31, 2009.

With regard to our capital structure at quarter’s end shareholders’ equity totaled $234.3 million with a tangible book value share of $16.32 at end of the second quarter.
Debt at the end of the quarter was $160.1 million excluding the subordinated debt, down from $213.5 million at September 30, 2008 and down from $293.9 million at March 31, 2008.

Our debt to equity ratio at March 31, 2009 was 68.3% as compared to 119.7% a year ago. At the quarter’s end there was $44.8 million outstanding balance due on our revolving line of credit from a consortium of banks and $115.3 million outstanding under the facility due to the Bank of Montreal.
Current balance on the bank facility is $38.6 million and the current balance on the Bank of Montreal loan is $111 million.
That concludes my formal remarks. Now I’d like to turn the call over to Gary for his final comments.
Gary.
Gary Stern:
Thanks Bob. We continue to believe strongly in our unique business model. We’ll continue to remain patient when making portfolio purchases but we’ll also be highly focused on maximizing shareholder value.

While the recession has led to further impairments on our book of business we are taking action internally to improve cost structure and continue to aggressively lower debt levels. As impairments of non-cash items we generated $53 million in free cash flow for the six months ended March 31, 2009.

That concludes our formal remarks. Bill, Bob, and I would like to open the call to any questions. Due to time constraints and the (unintelligible) to be able to take everyone’s questions we please ask you limit your questions to one person with one follow up.
Now I’d like to open the discussion to any questions.
Operator please proceed.
Operator:	At this time I would like to remind everyone in order to ask a question please press star then the number 1 on your telephone keypad. We’ll pause for just a moment to compile the Q&A roster.
And your first question comes from the line of (Samir Gogal).
(Samir Gogal):
Hi thank you. Just a question I had was related to the impairment charges of $18, $18-1/2 million. (Unintelligible) impairment charges came in quite a bit higher than I was anticipating. And one of, you know, one of the things I was wondering is the Great Seneca portfolio, you know, hasn’t been — it’s been on cost recovery now for a few quarters now I think three quarters.

So that doesn’t seem to be driving the impairments unless of course you expect to collect less than your cost basis there. So if that’s not responsible for the impairment charges can you give us some more color into exactly what is driving those impairment charges — which portfolio specifically?
Man:
On those (Samir) you’re correct. It’s not related to the Great Seneca portfolio. These were two other components within our portfolio and generally they have been on our business that is less affected by the economy in the sense that we can’t change the legal strategy within these.

Some of these are already more collection agency related type of receivables. And so as we see these we’re not seeing the bulk of these being lost. What we are seeing is it is going to take us longer to collect them out and that’s why we’re had to impair the importancy of portfolios that are there.
(Samir Gogal):	Okay that’s helpful. Thank you.
Operator:	And your next question comes from (Peter Brodhead).
(Peter Brodhead):	Yes hi guys. I’d like to follow up on that last question if I may. You had another strong quarter in terms of income from fully amortized but zero basis portfolios.

And regarding your comments that you simply see these portfolios that you’ve impaired will take longer what does the fact that you continually get — seems to be averaging around $10 million per quarter from zero basis portfolios — what does that say about your ability to drive more income than you originally estimated from your other portfolios and/or even the Great Seneca?
Bill Williams:
Well these are really — and this is Bill here. The zero basis is driven by two things. One, keep in mind the impairment (unintelligible) the negative impact on certain of our portfolios. Other of our portfolios performed better than our expectations and that’s part of where that’s derived from.
And our accounting is set up generally on five years. As it gets further out in six years, seven years because judgments for instance have an average life of ten years.

So we’ll go past the investment period and still we’ll have net cash collections on many of these portfolios. And that will continue to generate revenue from those particular portfolios over the course of, you know, a number of months or years.
(Peter Brodhead):	Okay so are these — would you say that these zero basis portfolios are all largely more than five years old at this point?
Man:	No. No they’re not.
(Peter Brodhead):	Okay.
As a follow up then I’d like to ask about your G&A. I mean it’s great that you’ve taken steps to reduce that. Can you give us a best guess at what a run rate might be for G&A for the rest of the year?
Gary Stern:	Well this quarter we estimate the G&A to be about $6 million. After that it’ll be probably between $5-1/2 and

$5.8 million; possibly a little bit lower than that.
Bob Michel:	We have a couple of months of that $275,000 fee in this quarter. And that (unintelligible) in May so the benefit of that will be seen in the full quarter ending September.
(Peter Brodhead):	So do you see that by the way dropping off just to the bottom line? You don’t — you’re not going to pick up expenses to another servicer regarding Great Seneca or...?
Gary Stern:
No we’re not going to pick up an expense to another servicer. That is correct. And I just want to remind everybody that the structure — we — our G&A should start in this range with some small variations even if we stopped buying a lot paper.
Our G&A should not go up much as we buy larger portfolios and more portfolios.
(Peter Brodhead):	And one last question if I might. Can you give me the balance of your non-Seneca cost recovery portfolios at the end of the quarter?
Gary Stern:	One moment.
(Peter Brodhead):	Sure.
Man:	Roughly 42?
Approximately $42 million.
(Peter Brodhead):	Okay great. Thanks guys.
Gary Stern:	Thank you.
Operator:	And your next question comes from the line of (Greg Hillman).
(Greg Hillman):	Good morning gentlemen.
Gary Stern:	Good morning.
Man:	Hi.
(Greg Hillman):	I was wondering if you could — basically talk about Seneca a little bit, in particular the probability of a worst case scenario, you know, for Seneca, you know, to have it revert back to the bank.

And also could you talk about, you know, the $37 million in cash collections in Q2 how much of what was from Seneca? And at that rate would you be able to pay off, you know, the money that’s due to, you know the Bank of Montreal, you know, when it comes due?

Gary Stern:
I’ll give you the doomsday scenario which at this point is not in the cards in our opinion. As of today — as of the end of this past month the loan is $111 million and it’s on the books for $186 million.

If the portfolio was taken back today we would incur a $75 million loss. We’re anticipating receiving $30 million back from the government through a tax refund which would be used to pay down our other bank debt. And there would be about a $45 million hit in that work. That’s doomsday.
As far as the collections are — collections have been (unintelligible).

Collections were $7-1/2 million for the quarter on Great Seneca. Our minimum payments call for a million dollars plus interest which is I’d say about a million and four. So we’re ahead of the curve on that.
Now if they continue with $2-1/2 million for 20 months we’re not going to be able to pay off the entire balance and at that point we would hope to renegotiate and get an extension on paying this off.

With that being said we’re working diligently to increase collections. We’re hoping the economy improves some more so our collections can increase. But we, you know, we don’t have a crystal ball but we’re working very hard at it.
(Greg Hillman):	Okay. That’s fair enough.
I’ll get back in queue.
Thank you.
Gary Stern:	You’re welcome.
Operator:	Your next question comes from the line of (Bill Devlin).
(Bill Devlin):	Thank you. We had a couple of questions. First of all do you feel as though the collection environment has now stabilized or what would be your qualitative perspective on the environment today?
Bill Williams:	We’re not at the point where we would say that they’ve stabilized. We are seeing what appears to be, you know, some firming over the course of the last couple of three months.

But not knowing yet exactly where the economy is we’re not sure that we’re at the bottom yet on the decline in collections in the industry as a whole. I think you see that in the front end — also in the pricing that’s out there now.

What we need is some more time to see what these positive signs we’ve seen over the last few weeks take hold and start to be there. We did see some pickup when tax season was here but that’s to be expected. That’s the seasonality that goes with that in that March timeframe.
We’re, you know, we’re not declaring victory yet that the economy has moved in the other direction. Because the folks again with these kinds of debts are some of the hardest impacted group when it comes to unemployment.
And certainly the same holds true for the properties that they own. They generally will be some of the hardest hit with the wealth to values on the property that they have.
So, you know, we’ve seen on our portfolios with the time out there that we have a strong cash flow. It’s just to your question we don’t know that the bottom’s here yet.
(Bill Devlin):
And then Bill you referenced the portfolios available for sale. How do you view the volume of the portfolios that are available to buy and relative to the number of competitors? And so I guess I’m looking relative to a year ago. Are we looking at the similar number of competitors that are purchasing or interested in purchasing? And how has the volume of portfolios that is available for sale how does that compare versus a year ago?
Gary Stern:
This is Gary responding to your question (Bill). We think they’re less competitors. We’re not 100% sure but our general feeling is that there are less competitors. And there are a good amount of receivables available. I think they’re more portfolios available for sale now.

Overall we’re optimistic and anticipate getting our fair share of portfolios. I just want to articulate to everyone that in the Asta portfolios as we mentioned the consortium of banks — we presently have $38 million in debt. So we’ve paid down $6 million of — in the last quarter and we have for the last six months averaged $7 to $8 million per month in net free cash flow.

So if we didn’t buy any more paper — and that’s not going to happen in our opinion — we’re very comfortable we’ll start buying more paper again. We have let’s call it $7 million a month in free cash flow to reinvest in portfolios.
Now that doesn’t mean we will invest $7 million a month. We’re going to be extremely selective and cautious. But we do have some very good positive cash flow on these Asta specific portfolios.
(Bill Devlin):
Thank you. And I would like to circle back to impairments for just a moment. How would your impairments look if the amortization period of the portfolio that you have acquired was longer like your competitors as opposed to the five years that you amortize over?
Gary Stern:	We would need to do that. We really haven’t looked at that a whole lot. We’d have to really take a look at that and get back to you.
(Bill Devlin):
Would it be fair to say qualitatively that the impairments would be less and potentially significantly less given that as Bill had stated you’re not actually looking at a lower level of collections — it’s just simply the timing of those collections?
Man:	I think we can say they would be lower but we don’t want to take the steps to say significantly lower.
(Bill Devlin):	Thank you all for your answers.

Man:	You’re welcome.
Operator:	Your next question comes from the line of (Chris Baluka).
(Chris Baluka):	Good afternoon gentlemen. Thanks for taking the question.
I just wanted to ask you to talk me through how you determine whether or not take an impairment charge on the cash basis portfolios. Basically what’s the impairment test for the cash basis portfolios?
Bob Michel:
On the cash basis portfolios we’d have to take a hard look at where we feel these collections are actually going to be headed. I mean that’s a rare occurrence but they don’t get excluded from the impairment testing just because they’re on a cost basis.

Again it’s — from an accounting standpoint it’s easier to trip an impairment on an interest method than it is the cost recovery. It is much more of a hard (unintelligible) and our, you know, our opinion as to where this — the cost recovery would be going.
They go through the same test...
(Chris Baluka):	Is that — excuse me — is that the same test at purchase?
Bob Michel:	Well no...
(Chris Baluka):	So is it the same test from before it was moved over from accrual?
Or does the impairment test change when it moves into cash basis?
Gary Stern:
What Bob is saying is we use the same methodology to look at both sides of the equation — with the interest and the cost recovery when we’re taking a look. It’s just because it’s on cost recovery you’re looking at — or you’re going to recover your investment before you take an impairment.
(Chris Baluka):	Fair enough. And so we could — then can we deduct from the fact there’ve been no impairments in the last two quarters on the cash basis it performed within expectations.
Man:	There have been no impairments taken on cost recovery portfolios. Is that your question?
(Chris Baluka):	And can we deduct from that that they’ve performed within expectations?
Man:	Well no because some of these portfolios that we did take — we took impairments on we actually moved them to cost recovery because they were not performing under — to our expectations.
(Chris Baluka):	When under the accrual basis. Fair enough. Thanks for taking the question.

Operator:	Your next question comes from the line of (John Dyser).
(John Dyser):	Thanks for taking my question.

Regarding the portfolio you purchased this quarter the costs as a percentage of face looks to be about 5.8% which is — appears to be a little bit higher than your historical average at least for the last several years.

What was it about that portfolio that compelled you to pay a slightly higher price? And was that purchase an auction based transaction or a negotiated purchase or maybe you can provide some additional color there.
Gary Stern:	Okay. I know I’ve said this in the past — this is Gary speaking. I don’t think one should look at the actual costs of the quarter. We’re looking for returns.
Now these — most of the paper that we bought were more fresh charges off and not with agencies prior.
So the cost was a little bit higher and yes some of those purchase were negotiated purchases.
(John Dyser):	Were they credit card type purchases?
Gary Stern:	That was primarily focusing on credit cards.
(John Dyser):	Okay great. And as a follow up what’s your sense of future impairments going forward? I mean they’re down substantially from last quarter. What’s your sense say from the balance of the year there?
Bill Williams:
Through the end of the second quarter we’re comfortable that, you know, the impairments that were necessary have been taken. We have a strong monitoring process in place to constantly analyze the portfolios.
And when we see that there’ll be a necessity for the impairments then we would take them. But without knowing where the economy’s going and that we think the portfolio today is properly accounted for.
(John Dyser):	Okay so we should not assume a trend here.
Man:
Well I mean impairments are part of, you know, our everyday analysis. I mean I don’t think we can say definitively at the moment that we will not be recording any more impairments for the year or, you know, beyond for that matter. So but we do take a hard look and we’re very diligent and we’re being frankly very aggressive in terms of making sure that we are valued properly.
(John Dyser):	Okay that’s helpful. Thank you.
Gary Stern:	Thank you.
Operator:	You have a follow up question from the line of (Samir Gogal).
(Samir Gogal):	Hi thank you. Just a question I had was a couple of quick ones. One is on the deferred income tax asset. I mean how would we think about the company being able to realize that value? What is the test for impairment specifically on the deferred income tax assets?

And then on an unrelated note one of the things I was curious about is, you know, since you outsourced most of our collections how long do those contracts last? I mean how often do you renegotiate them? Because, you know, we’re hearing that, you know, those contingency collectors are — don’t have enough capacity so it seems like in this kind of scenario they’re likely to hike their — the rate they charge for collecting.

So two questions — one on the deferred income tax asset and the value you can realize from that and B. on the contingency collectors and, you know, pricing — whether the cost to collect would go up on those. Thank you.
Gary Stern:
I’ll answer the — this is Gary speaking. I’ll answer the contingency collection part and Bob will answer the other part of the question. We are not experiencing any over capacity in our agencies and we audit them regularly to make sure they work according to our work order.

Contracts are usually for six months then renewed. And they’re many agencies that — other agencies that we can do business with and other legal law firms that we can do business with that we’re not now at the present time.
So we’re not experiencing (unintelligible) capacity.
Bob Michel:
Again with regard to the deferred tax asset, you know, as we mentioned in this call, you know, regarding the impairments the — it’s not that we expect, you know, on a portion of the portfolio less debt collections. We just expect maybe a further drawn out time period of that.
And that’s related to the deferred tax assets which we feel it will be adequately absorbed.
Operator:	You have a follow up question from the line of (Greg Hillman).
(Greg Hillman):	Yeah, you know, the cash collection in the second quarter — the $37 million — I was wondering if that was represented — I take it that’s usually the high quarter due to income tax refunds.

And I was wondering whether — I mean it was down from I think the prior year — the prior year was maybe 49 or 50 maybe. But can you just talk about the representativeness of that $37 million? Like if we take out the income tax thing it would be really lower?
Man:	The income tax refund.
Gary Stern:
Oh okay. You know, (Greg) I’ll answer part of this. I just want everyone to be aware as I’m sure you are but I want to reiterate (unintelligible) collections are lower from last year but we had not invested much money in the last year.
But we don’t think they’re really terrible in light of this environment. So that’s the first part. Now (unintelligible) respond as far as the...

Bill Williams:
On the tax refunds the uptick for the — that portion we think is somewhere between $2 and $3 million. Because we don’t track the — what the (unintelligible) where the payment came from directly. But what we can tell is the movement in the collections month over month.
(Greg Hillman):	Okay. Okay so you thought in the quarter the effect might be $2 to $3 million for the tax refunds.
Bill Williams:	Yes.
Gary Stern:
And (Greg) this is Gary Stern speaking. I just want to retarget we’re not changing our settling criteria. But we’ve always been constant on settlements and below a certain threshold we (unintelligible) they do not have — the servicers do not have blanket authority to settle below a certain threshold. And we’ve maintained that consistently for a long period of time.
So we’re not taking quick collections below a settlement of — or anything like that. We’re entering into payment plans as we always have and settlement criteria is the same.
(Greg Hillman):
Okay. And then Gary something you alluded to earlier, you know, the availability of your drive power, you know, to buy more paper. Can you address that? You said the — you talked about, you know, the net cash flow per, you know per month or per quarter.
Could you talk about just the availability on the line right now, you know, to make new purchases?
Gary Stern:	We have $20 million available on our line to make new purchases. But that is — I don’t want you to think we can only spend $20 million in that (unintelligible) because the money constantly turns over.
So we can consistently reinvest that $6 or $7 million or $8 million on as monthly basis as we see portfolios available.
(Greg Hillman):	Okay. Okay that’s good. And then finally, you know, Gary do you think you have better analytics, you know, for buying your new portfolios than you did like — even like three years ago?
So right now you’ll actually do better buys?
Gary Stern:	In my humble opinion yes I do think we have better analytics.
(Greg Hillman):	And analytics taking into account your new strategy — your new judgment strategy too.
Gary Stern:	Yes. I think we are — have better analytics and aligned ourselves with groups that are able to find more assets.
(Greg Hillman):	You mean like lawyer type groups.
Gary Stern:	Yes.
(Greg Hillman):	Okay. Okay thank you.

Gary Stern:	Thank you.
Operator:	You have a follow up the line of (Bill Devlin).
(Bill Devlin):	Thank you. A couple additional questions. First of all relative to the Great Seneca portfolio the collections there seem to have decreased at a steeper rate than the portfolios on the interest method.

Would you share your opinion as to what’s causing that? And secondarily kind of linked in with that do you foresee any benefit or opportunity to increase collections as — or at the time that that $275,000 a month to that one particular servicer when that goes away doe that create some opportunities? There’s a couple of questions in there.
Gary Stern:	Okay the collections are about $2-1/2 million per month. They’ve been steady for awhile now. We are, you know, we do - this portfolio still has about a billion two in judgments.

And we’re finding that they’re not that many people refinancing in today’s world. So as refinancing improves and home sales improves I believe they should be an increase to collections. I can’t guarantee that so it’s a longer drawn out process when one has judgments.
What was the second part of your question because I’m not sure that I answered that...
(Bill Devlin):
That’s’ all right. Just whether there was any sort of opportunity — and you may have just answered it frankly — for you to improve the collections on that portfolio at the time when the servicer is receiving the $275,000 grand a month when that goes away.
Gary Stern:	I don’t think — no the servicer continues but the 275 a month goes away. No I don’t think there’ll be any better opportunities for that servicer. I think there’ll be the same.
We have other servicers working the portfolio and other legal networks.
(Bill Devlin):
Thank you. And then shifting to entirely different topic that has not been brought up on the call yet as your account sales I believe that in the March quarter your account sales were the lowest that they’ve actually been in at least four years.
Would you provide prospective on the market for account sales number one and then number two why those sales fell off so munch here in this quarter?
Bill Williams:
The key there I think is looking at what the purchase market is like right now. Pricing in the purchase market is down. So if we turn from being a buyer to being a seller we have the same dynamic to work from on the other side. And that is prices that we would normally see on these portfolios have declined.

And when we look at the market prices that are there and match it against what we think the liquidation rates are in general it’s better for us to hold those portfolios and wait for the sale market to improve.

That’s why you’ve seen our sales drop off. From time to time there are some opportunities. But in general we’re seeing on — as a seller the same dynamics that we see as a buyer going the other way.
And so we’ve limited what sales we are doing because we think there’s more value in holding them.
(Bill Devlin):	That is helpful. Thank you both.
Operator:	Okay sir do you have any closing remarks?
Gary Stern:	Yes. We thank you for your interest and support and look forward to speaking with all of you again next quarter to discuss Asta’s third quarter results. Thank you again.
Operator:	This does conclude today’s conference call. Thank you for your participation. You may now disconnect.

END